January 5, 2026 Includes the December 18, 2025 & February 18, 2026 Compensation & Human Resources Committee Approval of the Benefit Supplemental Schedules (Plan pages 17 - 19) THE FEDERAL HOME LOAN BANK OF NEW YORK NON-QUALIFIED DEFERRED COMPENSATION PLAN (As Amended and Restated Effective January 1, 2026)

ADOPTION OF THE FEDERAL HOME LOAN BANK OF NEW YORK NON-QUALIFIED DEFERRED COMPENSATION PLAN Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of New York (the “Bank”), the undersigned officer of the Bank hereby executes the Federal Home Loan Bank of New York Deferred Compensation Plan, effective as of January 1, 2026, on behalf of the Bank, in the form attached hereto. Dated this 20th day of November, 2025. FEDERAL HOME LOAN BANK OF NEW YORK By: /s/ Brian Finnegan Corporate Secretary ATTEST: /s/ Peter Capizzi Director of Human Resources KD_16236717_8.docx

**THE FEDERAL HOME LOAN BANK OF NEW YORK**
**NON-QUALIFIED DEFERRED COMPENSATION PLAN**

**TABLE OF CONTENTS**

**PAGE**

**ARTICLE I INTRODUCTION ........................................ 1**

Section 1.1 Purpose ........................................ 1
Section 1.2 Plan Administration ........................................ 1
Section 1.3 Supplements ........................................ 1

**ARTICLE II ELIGIBILITY AND PARTICIPATION ........................................ 1**

**ARTICLE III DC BENEFITS ........................................ 2**

Section 3.1 Participant Deferral Contributions ........................................ 2
Section 3.2 Matching Contribution Credits ........................................ 2
Section 3.3 Supplemental Contribution Credits ........................................ 2
Section 3.4 Deferral Elections ........................................ 3
Section 3.5 Plan Accounts and Allocations ........................................ 3

**ARTICLE IV DB BENEFITS ........................................ 4**

Section 4.1 DB Benefit ........................................ 4
Section 4.2 DB Benefit Calculation ........................................ 4
Section 4.3 Other Terms ........................................ 5

**ARTICLE V BENEFIT PAYMENTS ........................................ 5**

Section 5.1 Time of Payment of Benefits ........................................ 5
Section 5.2 Manner of Payment-DC Account ........................................ 5
Section 5.3 Manner of Payment-DB Benefit ........................................ 6
Section 5.4 Form of Payment Elections-DC Account ........................................ 6
Section 5.5 Form of Payment Elections-DB Benefit ........................................ 6
Section 5.6 Disability and Death-DC Benefit ........................................ 7
Section 5.7 Death-DB Benefit ........................................ 7
Section 5.8 DC and DB Beneficiary Designations ........................................ 8
Section 5.9 Unforeseeable Emergency ........................................ 8
Section 5.10 Vesting ........................................ 8
Section 5.11 Forfeiture of Benefits ........................................ 9

**ARTICLE VI BENEFIT CLAIMS AND SUPPORTING DOCUMENTATION ........................................ 10**

**ARTICLE VII PLAN ADMINISTRATION ........................................ 10**

Section 7.1 Powers and Responsibilities of the Administrator. ........................................ 10
Section 7.2 Liabilities. ........................................ 11

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Section 7.3 Income and Employment Tax Withholding 11
Section 7.4 Federal Housing Finance Agency Non-objection....................11

ARTICLE VIII FUNDING 11

ARTICLE IX AMENDMENT AND TERMINATION OF THE PLAN....................12

Section 9.1 Amendment of the Plan 12
Section 9.2 Termination of the Plan 12

ARTICLE X MISCELLANEOUS 12

Section 10.1 Governing Law 12
Section 10.2 Headings and Gender 12
Section 10.3 Withholding of Taxes 12
Section 10.4 Spendthrift Clause 12
Section 10.5 Counterparts 13
Section 10.6 No Enlargement of Employment Rights 13
Section 10.7 Limitations on Liability....................13
Section 10.8 Incapacity of Participant or Beneficiary....................13
Section 10.9 Evidence 13
Section 10.10 Action by Bank....................13
Section 10.11 Severability....................13
Section 10.12 Information to be Furnished and Payment Corrections....................13

SUPPLEMENT A DEFINITIONS....................14

SUPPLEMENT B DB BENEFIT SCHEDULE 17

SUPPLEMENT C DC BENEFIT SCHEDULE....................17

SUPPLEMENT D DB BENEFIT EXCEPTIONS 19

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1 ARTICLE I INTRODUCTION Section 1.1 Purpose. The Bank established the Federal Home Loan Bank of New York Amended and Restated Nonqualified Deferred Incentive Compensation Plan and the Federal Home Loan Bank of New York Amended and Restated Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan (the “Merging Plans”) in order to attract and retain the services of key Bank personnel by providing them with “nonqualified” deferred compensation benefits. The Bank has determined that going forward this is best accomplished by combining the Merging Plans into one plan by restating both of the Merging Plans in the form of The Federal Home Loan Bank Non-Qualified Deferred Compensation Plan (the “Plan”), which restatement shall be effective January 1, 2026. It is the Bank’s intention that the Plan constitute (i) an unfunded arrangement for the purpose of providing deferred compensation for a select group of employees for tax purposes and (ii) a deferred compensation arrangement that complies with the requirements of IRC Section 409A. Consequently, it will be administered, and its provisions interpreted, consistently with that intention. To the extent there is any conflict between a provision of the Plan and a provision of IRC Section 409A, the applicable provision of IRC Section 409A will control. Section 1.2 Plan Administration. As described in Article VII, the Plan will be administered by the Administrator, subject to the oversight of the Committee. Only the Board of Directors may approve, reduce or eliminate Plan benefits subject to the provisions of Article IX. The Administrator, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan. The Administrator may also appoint or engage any individuals or entities it deems advisable to assist in the administration of the Plan, including legal counsel and accounting professionals. Any notice or document required to be given or filed with the Administrator will be properly given or filed if (i) delivered or mailed, by registered mail, postage paid, to the Federal Home Loan Bank of New York, Attn: Director of Human Resources, 101Park Avenue, New York, NY 10178 or (ii) emailed to human resources – distribution list@fhlbny.com. Section 1.3 Supplements. The provisions of the Plan may be modified by supplements to the Plan approved as provided in Section 9.1. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan, including prior supplements, to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions. ARTICLE II ELIGIBILITY AND PARTICIPATION Participation in the Plan will be limited to those Bank employees designated to participate by the Board or as delegated to the Committee, from time to time in its sole discretion. A designated employee will become a Participant as of the date specified by the Plan for that Participant. In addition, the designation will specify which of the four benefit components, the Section 3.1 Participant Deferral Contributions, the Section 3.2 Matching Contribution Credits, the Section 3.3 Supplemental Contribution Credits and/or the Section 4.1 DB Benefit, will be provided to the Participant. For example, a Participant’s benefit may be limited to making Participant Deferral Contributions under Section 3.1, so that the Participant will receive no other benefit, including Matching Contribution Credits.

2 A Participant may be removed as an active Participant by the Board, in its sole discretion, as of any future date with respect to any benefit component or all benefits provided under the Plan. In the event participation is limited or discontinued for any Participant, the Participant will remain entitled to his Account or DB Benefit, if any, subject to all of the provisions of the Plan, including Section 5.11. The Board will also have the power to reinstate participation in the Plan with respect to any benefit for any discontinued Participant. However, in this event, if the Participant had ceased to be eligible to make Participant Deferral Contributions, the reinstated Participant may not make Participant Deferral Contributions and will not receive a Matching Contribution Credit for the Plan Year in which participation was reinstated. ARTICLE III DC BENEFITS: Non-Qualified Defined Contribution Section 3.1 Participant Deferral Contributions. Subject to the terms and limitations of this Article, all Participants designated to participate in this benefit may elect, pursuant to Section 3.4, to have a portion of their Base Compensation and/or Incentive Compensation for a Plan Year withheld by the Bank and credited as a Participant Deferral Contribution under this Plan. The Committee may establish limits from time to time on the amount that may be deferred by a Participant under this Section for any Plan Year, but in no event may a Participant defer more than 75% of their expected Base Compensation or more than 100% of their Incentive Compensation for any Plan Year. Section 3.2 Matching Contribution Credits. The Bank may, for any Plan Year, in the Committee’s sole discretion, make a Matching Contribution Credit to any Participant it desires who has made a Participant Deferral Contribution for that Plan Year up to a maximum amount the Committee establishes for that Plan Year. The applicable match (if any) will be stated in Supplement C of the Plan for the Plan Year. The percentage used to determine the Matching Contribution Credit and the maximum amount to be credited to any Participant may be smaller or larger than the amount credited to any other Participant and may be different for Base Compensation and Incentive Compensation deferrals. Consequently, the amount credited to any Participant for a Plan Year may be zero, even though the Participant made Participant Deferral Contributions for that Plan Year and even though one or more other Participants receive a Matching Contribution Credit for that Plan Year. Furthermore, in no event will the crediting of a Matching Contribution to a Participant in any Plan Year be interpreted to mean that such Participant will be entitled to receive a Matching Contribution Credit in any other Plan Year. The Matching Contribution Credit described in this Section, if any, will be credited to the Participant’s Matching Contribution Sub-Account for the applicable Plan Year on a date or dates to be determined by the Administrator, in its sole discretion. Section 3.3 Supplemental Contribution Credits. The Bank may, for any Plan Year, in its sole discretion with Board approval, make a Supplemental Contribution Credit for a Participant designated by the Committee to participate in this benefit for a Plan Year. The Supplemental Contribution Credit may vary from Participant to Participant and from Plan Year to Plan Year. The Supplemental Contribution Credit described in this Section, if any, will be credited to the Participant’s Supplemental Contribution Sub-Account for the applicable Plan Year on a date or dates to be determined by the Administrator, in its sole discretion.

3 Section 3.4 Deferral Elections. Participant Deferral Contributions will be withheld from a Participant’s Base Compensation and/or Incentive Compensation in accordance with the following terms and conditions: (a) Requirement for Deferral Elections. As a condition to the Bank’s obligation to withhold, and the Administrator’s obligation to credit, Participant Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must complete and file a deferral election form (provided by the Administrator) with the Administrator or its designee (pursuant to procedures prescribed by the Administrator). A new deferral election form must be filed with the Administrator for each Plan Year in accordance with the timing rules described in subsections (b) or (c) below. (b) Timing of Execution and Delivery of Elections. Except as provided in subsection (c) below, to be effective to defer any portion of a Participant’s Base Compensation for a Plan Year, the election form described above must be filed with respect to that Base Compensation on or prior to the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Base Compensation are performed. To be effective to defer any portion of a Participant’s Incentive Compensation for a Plan Year, the election form described above must be filed with respect to that Incentive Compensation on or prior to the date that is six months before the end of the performance period giving rise to the Incentive Compensation (i.e., by June 30th for a calendar year incentive compensation performance period) provided that (i) payment of the Incentive Compensation is not substantially certain to be made at the time the deferral election is made, (ii) the Incentive Compensation performance period is at least 12 months long, (iii) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made, and (iv) the deferral election is not made after the Incentive Compensation has become readily ascertainable. (c) Initial Eligibility. In the event an individual first becomes a Participant during a Plan Year, an initial deferral election may be filed at any time within 30 days of the date the individual becomes a Participant. Absent an earlier effective date established for a Participant pursuant to Article II, such an election will become effective on the first day of the month following three months of employment at the Bank. For new hires, this initial election will only apply to the portion of the Participant’s Base Compensation and/or Incentive Compensation attributable to services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Code Section 409A. Section 3.5 Plan Accounts and Allocations. The Administrator will establish and maintain an Account for each Participant. Each Account will include four Sub-Accounts – a Base Compensation Deferral Contribution Sub-Account, an Incentive Compensation Deferral

4 Contribution Sub-Account, a Matching Contribution Sub-Account and a Supplemental Contribution Sub-Account. Reference to a Participant’s Account will include all Sub-Accounts. On each Accounting Date, each Participant’s Account will be adjusted as follows: (a) The Base Compensation Deferral Contribution Sub-Account will be increased by the amount of any Participant Deferral Contributions attributable to Base Compensation to be credited to the Participant under Section 3.1 since the last accounting; (b) The Incentive Compensation Deferral Contribution Sub-Account will be increased by the amount of any Participant Deferral Contributions attributable to Incentive Compensation to be credited to the Participant under Section 3.1 since the last accounting; (c) The Matching Contribution Sub-Account will be increased by the amount of any Matching Contributions to be credited to the Participant under Section 3.2 since the last accounting; (d) The Supplemental Contribution Sub-Account will be increased by the amount of any Supplemental Contributions to be credited to the Participant under Section 3.3 since the last accounting; (e) Each Sub-Account will be increased or decreased by the amount of deemed investment gains or losses (as determined based on the deemed investment earnings as described in Article VIII) attributable to the Sub-Account since the last accounting; (f) Each Sub-Account will be decreased by any payment made to or for the benefit of the Participant under Article IV from the Sub-Account since the last accounting; and (g) Each Sub-Account will be decreased by any expenses incurred for the administration and maintenance of the Plan since the last accounting that are allocable to that Sub- Account, as determined by the Administrator. ARTICLE IV DB BENEFITS: Non-Qualified Defined Benefits Section 4.1 DB Benefit. Each Participant designated to participate in this benefit will receive the DB Benefit determined under this Article IV. Section 4.2 DB Benefit Calculation. The DB Benefit will be an Annual Benefit payable to or on account of the designated Participant which will equal (i) minus (ii), but not less than zero, where: (i) is the annual benefit (as calculated by the Defined Benefit Plan on the basis of the form of payment elected under the Defined Benefit Plan by the Participant) that would otherwise be payable to or on account of the Participant under the Defined Benefit Plan, based on service only with the Bank except for the determination of vesting under the Defined Benefit Plan, (A) without regard to the limitations imposed by IRC Sections 401(a)(17) and 415 and regardless of whether employment

5 commenced on or after July 1, 2014, and (B) as if (x) the applicable annual salary rate did not exclude overtime, bonus and incentive compensation payments and (y) as if the applicable benefit multiplier used to calculate a Participant’s total pension benefit was 2%; provided that for those persons identified in Supplement D, such persons will no longer accrue additional benefits under the Defined Benefit Plan and such benefits will be restored by this DB Benefit with the applicable benefit multiplier of 2.5%; and (ii) is defined as the annual benefit (as calculated by the Defined Benefit Plan on the basis of the form of payment elected under the Defined Benefit Plan by the Participant) that is payable to or on account of the Participant under the defined Benefit Plan, based on service only with the Bank except for the determination of vesting under the Defined Benefit Plan, after giving effect to any reduction of such benefit required by the limitations imposed by IRC Sections 401(a)(17) and 415 and otherwise determined in accordance with the terms of the Defined Benefit Plan as it may be amended from time to time. Section 4.3 Other Terms. For purposes of this Article, “annual benefit” includes any benefits the Bank has elected to provide its employees under the Defined Benefit Plan and shall be in the form of a life annuity within the meaning of section 1.409A-2(b)(2)(ii) of the Regulations promulgated under IRC Section 409A. For purposes of determining the benefit under Section 4.2(i), the Defined Benefit Plan in effect upon the date of hire, as amended establishes the qualified retirement benefit for each Participant. For purposes of this Article and calculating the DB Benefit, a Participant’s actuarial calculations will be determined on the first of the month following separation of service, unless the separation of service is on the first day of the month, in which case the actuarial calculations will be determined on the date of the separation of service (the first day of the month). ARTICLE V BENEFIT PAYMENTS Section 5.1 Time of Payment of Benefits. Subject to the accelerated payment provisions in Sections 5.6 and 5.7, a Participant will receive or will begin to receive payment of his DB Benefit, if any, within 90 days following the Participant’s Separation from Service. A Participant will receive or will begin to receive payment of his Account Balance on the first business day after the 60th day following the Participant’s Separation from Service, or at such other date or dates that begin within ten years of the Separation from Service as elected by the Participant at the time of his initial deferral election under Section 3.1. [A Participant may, but is not required, to make a separate election as to the timing of the form of payment with respect to the Participant’s Incentive Compensation Deferral Contribution Sub-Account.] Changes as to the time of payment commencement of the Account Balance may be made utilizing the procedures and restrictions of Section 5.4(b). Section 5.2 Manner of Payment-DC Account. A Participant’s Account will be paid in cash in a single lump sum payment or in annual installments over a period of two to ten years, as elected by the Participant pursuant to Section 5.4.

6 Section 5.3 Manner of Payment-DB Benefit. A Participant’s DB Benefit will be paid in cash in a single lump sum payment or in an Annual Benefit, as elected by the Participant pursuant to Section 5.5. Section 5.4 Form of Payment Elections-DC Account. (a) Initial Election. A Participant may elect the method in which his entire Account balance will be paid to him under Section 5.2 in accordance with the terms and conditions of this Section. Notwithstanding the forging, a Participant may, but is not required to, make a separate election as to the form of payment for any balance in the Participant’s Incentive Compensation Deferral Contribution Sub-Account. To make an election, a Participant must file an election with the Administrator (on a form or forms and in accordance with procedures prescribed by the Administrator) at the time he first becomes a Participant. If no election is made, if the election is not timely or properly made, or if the Account balance (or, if a separate election has been made with respect to the Participant’s Incentive Compensation Deferral Contribution Sub- Account, the sub-account’s balance) at the time of distribution is less than $10,000, payment of the Account (or, if applicable, sub-account) balance will be made in a lump sum payment. (b) Change of Form of Payment Election. An election as to the manner of payment under this Section may not be changed after the payment of the Account has been made or installment payments have commenced. Prior to that time, a Participant may change his form of payment election by filing a new election form with the Administrator; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment for the Account. (c) Installments. Installment payments will be made from and reduce any applicable sub-accounts on a pro-rata basis. If installment distributions are elected and the distributable Account balance is at least $10,000, the initial installment amount will be the Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments. Subsequent annual installments will also be a fraction of the unpaid vested Account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five annual installment payments are elected, the initial installment will be one-fifth of the Account balance, the second installment will be one-fourth of the remaining Account balance and so on. Section 5.5 Form of Payment Elections-DB Benefit. Initial Election. A Participant may elect the method in which his DB Benefit will be paid to him under Section 5.3 in accordance with the terms and conditions of this Section. To make an election, a Participant must file an election with the Administrator (on a form or

7 forms and in accordance with procedures prescribed by the Administrator) at the time he becomes a Participant. If no election is made or if the election is not timely or properly made for the DB Benefit, the Annual Benefit payable to or on account of the Participant will be converted by the Actuary and payment of that benefit will be made in the Regular Form, using the same actuarial factors and assumptions used by the Defined Benefit Plan on the Participant’s Separation from Service date to determine actuarial equivalence under the Defined Benefit Plan. The lump sum payment will be paid within 90 days of the Participant’s Separation from Service. (a) Change of Form of Payment Election. A Participant may elect to receive payment of his DB Benefit in the form of a single lump sum or in an annuity. An election as to the manner of payment may not be changed after the payment of the DB benefit has been made or payments have commenced. Prior to that time, a Participant may change his election to receive an optional annuity payment form under subsection (b) by filing a new election form with the Administrator on a form and in accordance with procedures prescribed by the Administrator. In addition, a Participant may change his form of payment election from a single lump sum to an Annual Benefit or vice-versa by filing a new election form with the Administrator; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of annuity payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made or commenced; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment for the Account. (b) Optional Annuity Forms. Pursuant to subsection (a) above, a Participant may elect to change the form of payment of his DB Benefit to any optional annuity form, then permitted under the Defined Benefit Plan that is a life annuity within the meaning of Code Section 409A and is actuarially equivalent to the Regular Form in accordance with procedures established by the Administrator. Section 5.6 Disability and Death-DC Benefit. In the event a Participant dies or becomes Disabled before he Separates from Service, the Participant’s Account balance will be paid in an accelerated single lump sum payment to the Participant, or in the event of his death to his designated beneficiary or beneficiaries. If a Participant becomes Disabled or dies after benefit payments have begun, but before he has received his entire Account balance, the Participant’s remaining Account balance will be paid to the Participant, or in the event of his death to his designated beneficiary or beneficiaries, in an accelerated single lump sum. Payment of the lump sum amounts described above will be made within 90 days of a determination by the Administrator that the Participant is Disabled or within 90 days of the confirmation of the Participant’s death. Section 5.7 Death-DB Benefit. With respect to a Participant’s DB Benefit, if the Participant dies after he has begun receiving payment of that benefit (or after he is entitled to receive payment of the benefit), in the Regular Form, a death benefit will be paid to the Participant’s designated beneficiary or beneficiaries in a lump sum equal to the excess, if any, of (i) over (ii) where: (i) is an amount equal to 12 times the Annual Benefit payable under Section 4.2 and (ii) is the sum of DB Benefit payments, if any, the Participant had received. If a Participant dies before commencement of the payment of his DB Benefit and the Participant had elected

8 payment in a lump sum or an Optional Annuity Form, a death benefit will be paid to the Participant’s designated beneficiary or beneficiaries as if the payment of the Participants’ benefit had commenced on the first day of the month in which the Participant’s death had occurred. If a Participant dies after the payment of the DB Benefit has begun, no death benefit will be paid except as provided under the elected form of payment. Section 5.8 DC and DB Beneficiary Designations. A Participant may designate a beneficiary or beneficiaries to receive any amount payable under this Section as a result of his death. A different beneficiary or beneficiaries may be designated for the DC and DB benefit components. A Participant may change his designation of beneficiaries at any time by filing with the Administrator a written notice of the change on a form approved by the Administrator. Each beneficiary designation filed with the Administrator will cancel all previously filed beneficiary designations. If no designation is in effect on the Participant’s death, or if the designated beneficiary does not survive the Participant, his beneficiary will be his surviving spouse, if any, and then his estate. Section 5.9 Unforeseeable Emergency. In the event the Administrator determines in its sole discretion that a Participant has experienced an Unforeseeable Emergency, the Participant may elect to receive a distribution of all or a portion of the Participant’s vested Account balance, but none of his DB Benefit, no later than 90 days following such determination, in a single lump sum payment. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Administrator, in its sole discretion. Payment under this Section is subject to the following conditions: (a) The emergency must not be able to be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan. (b) The amount of the distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the unforeseeable emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the unforeseeable emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Treasury Regulation Section 1.409A-6. The payment may be made from any plan in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the plan under which the payment was made must be designated at the time of payment. (c) Participant Deferral Contributions cease for the balance of the Plan Year in which the distribution is made. Section 5.10 Vesting. Except as provided in Section 5.11, a Participant will always be vested in his accrued benefit under the Plan.

9 Section 5.11 Forfeiture of Benefits. Notwithstanding the vesting provisions of Section 5.10, forfeiture of a Participant’s rights to payment under the Plan may occur as follows: (a) For Cause Forfeitures. In the event a Participant’s employment with the Bank is terminated For Cause, the Participant’s Matching Contribution Sub-Account balance will be forfeited and will cease to be payable to the Participant under the Plan. In addition, any amount previously paid from that sub-account will also be forfeited and must be repaid to the Bank within 30 days of the Bank’s request for repayment. Forfeiture Due to Solicitation. In the event that during the period of his employment with the Bank and for 24 months after such employment terminates for any reasons and while any payment under the Plan is payable to the Participant (the “restricted period”), except as otherwise expressly agreed to in writing by the Bank, a Participant directly or indirectly attempts to, or in fact does, (i) employ, contract with, or enter any arrangement with any current or former employee, or (ii) divert, take away or hinder an Bank’s relationship with any of the Bank’s current clients, employees, consultants or independent contractors or causes or encourages such persons to alter or reduce the business they conduct with the Bank that is materially adverse to the Bank, during his employment with the Bank or during the restricted period the Participant’s Matching Contribution Sub-Account will be forfeited and will cease to be payable to the Participant under the Plan. In addition, any amount previously paid to the Participant from his or her Matching Contribution Sub-Account will also be forfeited and must be repaid to the Bank within 30 days of the Bank’s request for repayment. Forfeiture Due to Disparagement. In the event that the Participant at any time during or for a period of 24 months after his employment terminates, makes, publishes, or communicates to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements or undocumented allegations of wrongdoing concerning the Bank or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, the Participant’s Matching Contribution Sub-Account will be forfeited. In addition, any amount previously paid to the Participant from that sub-account will also be forfeited and must be repaid to the Bank within 30 days of the Bank’s request for repayment. This subsection (c) does not, in any way, restrict or impede the Participant from (i) exercising protected rights to the extent that such rights cannot be waived by agreement or (ii) providing truthful and accurate responses or information to comply with any applicable law or regulation or a valid order or other lawful process of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. This Section 5.11 shall not be construed to prevent a Participant from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), the Federal Housing Finance Agency (“FHFA”), the National Labor Relations Board, the Occupational Health and Safety Administration, the New York State Division of Human Rights, the New York City Commission on Human Rights, or

10 applicable federal, state, or local agency, including enforcement agencies (“Government Agency”), to the extent required or permitted by law, including SEC or FHFA compliance investigations. A Participant under this Plan is not prohibited under this Section 5.11 to communicate with any Government Agency or an attorney that the Participant retains, or otherwise participate in any investigation or proceeding that may be conducted by an Government Agency, including filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the Participant is otherwise entitled, or providing documents or other information without notice to the Bank. This Plan does not limit a Participant’s right to receive an award for information provided to any Government Agency. ARTICLE VI BENEFIT CLAIMS AND SUPPORTING DOCUMENTATION While a Participant or beneficiary need not file a claim to receive a benefit under the Plan, if he wishes to do so, a claim may be made in writing and filed with the Administrator. If a claim is denied, the Administrator will furnish the claimant with written notice of its decision. A claimant may request a review of the denial of a claim for benefits by filing a written request with the Administrator. The Administrator will afford the claimant a full and fair review of such a request. With respect to the calculation of a Participant’s final DB Benefit, the Participant may submit a written request to the Administrator for a statement showing how the DB Benefit was calculated, including the actuarial assumptions and methods used in the calculation, as well as sufficient detail so that the calculation may be confirmed by an actuary hired by the Participant. The statement will be prepared at the Bank’s expense. Expenses incurred to review or contest this statement will be borne by the Participant. ARTICLE VII PLAN ADMINISTRATION Section 7.1 Powers and Responsibilities of the Administrator. (a) Administrator Powers. The Administrator will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan or in any benefit component under the Plan, to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to determine any forfeiture of benefits; to resolve any claim for benefits in accordance with Article VI, and to appoint or employ advisors, including legal counsel and an Actuary, to render advice with respect to any of the Administrator’s responsibilities under the Plan. To determine any forfeiture of benefits the Administrator must also receive the written concurrence of the Bank’s Chief Legal Officer. Any construction, interpretation, or application of the Plan by the Administrator will be final, conclusive and binding. In the event the Administrator or Chief Legal Officer has an actual or appearance of conflict, the President & CEO or his designee may assume the role as Administrator and the Bank may engage disinterested legal counsel to provide the concurrence of the Chief Legal Officer.

11 (b) Records and Reports. The Administrator will be responsible for maintaining sufficient written or electronic records to determine each Participant’s eligibility to participate in the Plan and for purposes of determining the balance of any Account under the Plan. In addition to the statement provided in Article VI, upon request to the Administrator, a Participant may annually receive, at no charge, a summary of the calculation of the Participant’s Plan benefit. (c) Rules and Decisions. The Administrator may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Administrator will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Administrator will be entitled to rely upon information furnished by a Participant, a beneficiary, the Actuary, or the legal counsel of the Bank. (d) Application for Benefits. The Administrator may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Administrator may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address. (e) Delegation. The Administrator may authorize one or more officers of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Administrator. Section 7.2 Liabilities. Any employee delegated administrative responsibilities under this Article will be indemnified and held harmless by the Bank as provided in the Bank’s bylaws with respect to any alleged breach of responsibilities performed or to be performed hereunder. Section 7.3 Income and Employment Tax Withholding. The Bank will be responsible for withholding from the Participant’s compensation, including any payments made pursuant to the Plan, all applicable federal, state, city and local taxes. Section 7.4 Federal Housing Finance Agency Non-objection. A Participant that is a named executive officer will not receive a benefit under this Plan without the non-objection of the FHFA if otherwise required by FHFA regulation, order or guidance. ARTICLE VIII FUNDING The Plan will be maintained in such a fashion that at all times for purposes of the IRC it will be unfunded and will constitute a mere promise by the Bank to pay money in the future. Any and all rights under this Plan will be unsecured contractual rights against the Bank. The Administrator will establish and maintain one or more deemed investment funds that will be used to increase or decrease a Participant’s Sub-Accounts under Section 3.5. Each Participant’s Sub-Accounts will be increased or decreased as if the Sub-Account was actually invested in those investment funds. Any actual investment funds utilized to determine the deemed

12 investment gains and losses under the Plan, or used to pay benefits under the Plan will at all times remain an asset of the Bank and will be subject to the claims of the Bank’s general creditors. The amount of any deemed investment gains or losses for any period will be determined by the Administrator in its sole discretion. The Bank is not required to segregate on its books or otherwise establish any funding procedure to be used for the payment of benefits under this Plan. However, the Bank may, in its sole discretion, satisfy all or any part of the Bank’s obligations under the Plan from a trust established by the Bank in connection with the Plan or from an insurance contract, annuity or similar vehicle owned by the Bank or by setting aside and investing amounts deferred under the Plan as an asset of the Bank. Any such trust or other vehicle will constitute solely a means to assist the Bank in meeting its promised obligations under the Plan and will not constitute a funded account within the meaning of the IRC, nor will it create a security interest for the benefit of any Participant or beneficiary. Any trust created or amended hereunder will conform in substantially all respects to the terms of the “Model Trust,” as described in Revenue Procedure 92-64. ARTICLE IX AMENDMENT AND TERMINATION OF THE PLAN Section 9.1 Amendment of the Plan. The Bank acting through its Board may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce the balance of a Participant’s Account balance as determined on the day preceding the effective date of the amendment. Section 9.2 Termination of the Plan. The Bank with Board approval may terminate the Plan at any time in its sole discretion with notice to the Participants. Plan benefits that had accrued and vested prior to the Plan’s termination will be paid at the times and in the manner provided for by the Plan at the time of the termination. ARTICLE X MISCELLANEOUS Section 10.1 Governing Law. The Plan will be construed, regulated and administered according to the laws of the New York, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control. Section 10.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa. Section 10.3 Withholding of Taxes. The Bank will withhold all federal, state, city and local taxes as legally required. Section 10.4 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary, either voluntarily or involuntarily.

13 Section 10.5 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart. Section 10.6 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause. Section 10.7 Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to the Participant or any beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been judicially determined to be due to the gross negligence or willful misconduct of that person. Section 10.8 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Bank may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan. Section 10.9 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties. Section 10.10 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board of Directors, or by a person or persons authorized by resolution of the Board. Section 10.11 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan. Section 10.12 Information to be Furnished and Payment Corrections. The Participant, or any other person entitled to benefits under the Plan, must furnish the Administrator with any and all documents, evidence, data or other information the Administrator considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on the Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Administrator, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Administrator. To the extent payments are made from the Plan due to a mistake of fact regardless of the source of the mistake, the Plan may recover, and the Participant or other recipient must repay to the Bank, the amount of the overpayment within 30 days of the Bank’s repayment request. This request will include, if applicable, an actuarial analysis explaining the error in sufficient detail so that an independent actuary could confirm the calculation of the correct payment amount.

14 SUPPLEMENT A DEFINITIONS When used in the Plan, the following terms shall have the following meanings: “Account” means the bookkeeping account maintained for a Participant as provided in Section 3.5. “Accounting Date” means each day on which the securities markets of the United States are generally in operation. “Actuary” means the independent consulting actuary retained by the Bank from time to time to assist the Administrator in the administration of the DB Benefit. “Administrator” means the Bank’s Director of Human Resources or any other individual or committee designated by the Committee. “Annual Benefit” means payment in the form of a life annuity paid monthly within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations promulgated under IRC Section 409A. “Bank” means the Federal Home Loan Bank of New York. “Base Compensation” means the Participant’s annualized salary from the Bank, exclusive of taxable fringe benefits, professional association or club membership dues, taxable group term life insurance or incentive compensation. “Board of Directors” or “Board” means the Board of Directors of the Bank. “Business Day” means and refers to a day on which commercial banks are open for business in the State of New York. “Committee” means the Compensation & Human Resources Committee, or its equivalent regardless of committee name, appointed from time to time by the Board. “Compensation” means and includes any amounts actually payable by the Bank to a Participant for a particular calendar year. “Compensation Deferral Sub-Account” means the bookkeeping account maintained for each Participant who makes Participant Deferral Contributions under Section 3.1 as provided in Section 3.5. “Compensation Deferral Election Date” means the last Business Day in any calendar year during which the Plan is in effect. “DB Benefit” means the amount payable to a Participant as determined under Article IV. “Defined Benefit Plan” means the tax-qualified defined benefit plan maintained by the Bank for the benefit of its employees.

15 “Disabled” means the Participant in question is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and is determined to be totally disabled by the Social Security Administration. The Administrator will be the sole and final judge of whether a Participant is Disabled for purposes of this Plan, after consideration of any evidence it may require. “For Cause” means a reasonable determination by the Bank that the Participant (i) consistently and willfully failed to obey or follow directions of the Bank or the Participant’s supervisor, (ii) consistently and willfully failed to comply with any employee handbook, code of business conduct or policies or procedures of the Bank which are applicable to him or her, (iii) acted with gross negligence in the performance of his obligations for the Bank or in a manner materially detrimental to the Bank, (iv) willfully breached his duty to the Bank, or (v) is convicted of, or entered a plea of guilty or nolo contendere to, a felony or committed any act involving dishonesty, theft, or fraud which has a material detrimental impact on the Bank. “Incentive Compensation” means any compensation payable under an Incentive Plan or Bank bonus payment arrangement, excluding any merit service award, spot award, separation severance payment, individual retention bonus or other deminimus special payment. “Incentive Plan” means any Board-approved annual or long-term incentive compensation plan. “IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. “Matching Contribution Credit” means the credit to be made for a Participant under Section 3.2. “Matching Contribution Sub-Account” means the bookkeeping account maintained for each Participant who receives a Matching Contribution Credit under Section 3.2 as provided in Section 3.5. “Nonqualified Deferred Compensation” shall have the same meaning as it has in IRC Section 409A and the Regulations promulgated thereunder. “Optional Annuity Form” means any of the optional forms of payment permitted under the Defined Benefit Plan that is a life annuity, within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations promulgated under IRC Section 409A, other than the Regular Form of payment and that is actually equivalent to the Regular Form, using the actuarial factors and assumptions then used by the Defined Benefit Plan for determining actuarial equivalence under the Defined Benefit Plan. “Participant” means any person designated to participate in and receive benefits under the Plan as provided in Article II. “Participant Deferral Contribution” means the amount withheld for a Participant’s Base Compensation and/or Incentive Compensation pursuant to Section 3.1.

16 “Plan” means the Federal Home Loan Bank of New York Nonqualified Deferred Compensation Plan, as set forth herein and as amended from time to time. “Plan Administrator” means the Director of Human Resources of the Bank or a designee(s). “Plan Year” means the calendar year. “Regular Form” means an annual benefit payable for the Participant’s lifetime and the death benefit described in Section 5.7. “Separation from Service” has the meaning set forth in Section 1.409A-1(h) of the Regulations promulgated under IRC Section 409A. “Supplemental Contribution Credit” means the credit to be made for a Participant under Section 3.3. “Supplemental Contribution Credit Sub-Account” means the bookkeeping account maintained for each Participant who receives a Matching Contribution Credit under Section 3.3 as provided in Section 3.5. “Unforeseeable Emergency” has the meaning set forth in Section 1.409A-3(i)(3)(i) of the Regulations promulgated under IRC Section 409A or as amended. Under current regulations, Unforeseeable Emergency means a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in IRC Section 152(a), without regard to IRC Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant; (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); (iii) imminent foreclosure of or eviction from the Participant’s primary residence; (iv) the need to pay for medical expenses, including non- refundable deductibles, as well as for the costs of prescription drug medication; (v) the need to pay for the funeral expenses of a spouse or a dependent (as defined in IRC Section 152(a)) or (vi) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

17 2026 Non-Qualified Deferred Compensation Plan SUPPLEMENT B DB BENEFIT SCHEDULE The list of Participants designated pursuant to Article II to participate in the DB Benefit component of the Plan from time to time will be established by the Board (or the Committee if so delegated by the Committee charter or otherwise), and shall be maintained by the Administrator. The following Participants in the Plan were designated by the Committee on or before the 2025 Plan Year: Name Title [Redacted] For Plan Year 2026, new participation is limited to Officers at the rank of First Vice President or higher. The following are new Participants to the Plan DB Benefit component effective January 1, 2026 and eligible for benefits under the Plan subject to meeting the five-year vesting window requirement of the Defined Benefit Plan: Name Title [Redacted]

18 2026 Non-Qualified Deferred Compensation Plan SUPPLEMENT C DC BENEFIT SCHEDULE The list of Participants designated pursuant to Article II to participate in the defined contribution components of the Plan (as described in Sections 3.1, 3.2 and 3.3 relating to Deferral, Matching and Supplemental Contribution Credits) from time to time will be established by the Board and maintained by the Administrator. The list will specify the component or components in which the Participant may participate and specify the matching percentage for those eligible to receive a matching contribution under Section 3.2 both as determined by the Committee. During the Plan Year, a new hire or promotion that otherwise meets the Board’s participation standards for the Plan Year may enroll for DC Benefits pursuant to Section 3.4(c). Upon enrollment, they will be added to the Administrator’s list. For Plan Year 2026, the Bank will make a Matching Contribution Credit of up to 6% or 9% of annual base salary depending on eligibility as listed below for officers Vice President or higher earning an annual base salary of at least $350,000. If the employee makes at a minimum a 4% base salary contribution, the Bank will match at 6% or 9% of base salary depending on eligibility. If the employee matches less than 4%, the Bank match will be dollar for dollar. Name Title Matching Contribution Credit% [Redacted]

19 2026 Non-Qualified Deferred Compensation Plan SUPPLEMENT D DB BENEFIT EXCEPTIONS The list of Participants identified for purposes of Section 4.2(i)(y) will be maintained by the Administrator. Name Title [Redacted]

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM RESOLUTION Compensation &Human Resources Committee Non-Qualified Deferred Compensation Plan Schedule Approvals The Compensation &Human Resources Committee pursuant to Non-Qualified Deferred Compensation Plan approved by the Board of Directors on November 20, 2025, hereby effective December 17, 2025 approves Supplement B DB Benefit Schedule, Supplement C DC Benefit Schedule, and Supplement D DB Benefit Exceptions for Plan Year 2026. The schedules are attached to the memorandum prepared by Jonathan West (Chief Legal Officer) and Maelean Sanders (Senior Manager, Human Resources), dated December 11, 2025, titled "2026 Non-Qualified Deferred Compensation Plan", a copy of which will be retained in the Bank's electronic records. FEDERAL HOME LOAN BANK OF NEW YORK By: /s/ Maelean Sanders Recording Secretary Human Resources Date: December 17, 2025

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM RESOLUTION Compensation &Human Resources Committee Non-Qualified Deferred Compensation Plan Schedule Approvals The Compensation &Human Resources Committee pursuant to Non-Qualified Deferred Compensation Plan approved by the Board of Directors on February 18, 2026, hereby effective February 18, 2026 approves the Supplement C DC Benefit Schedule to add a new hire. FEDERAL HOME LOAN BANK OF NEW YORK By: /s/ Maelean Sanders Recording Secretary Human Resources Date: February 18, 2026